                                                                     EXHIBIT 2.1



            LIMITED LIABILITY COMPANY UNIT PURCHASE AGREEMENT (EGP)

                                  by and among

                             EAGLE-GYPSUM PRODUCTS

                                  as "Seller,"

                         CENTEX AMERICAN GYPSUM COMPANY

                                   as "Buyer"

                                      and

                          CENTEX EAGLE GYPSUM COMPANY

                                as "Buyer Sub 1"


                         Dated as of:  December 5, 1996

               LIMITED LIABILITY COMPANY UNIT PURCHASE AGREEMENT


                               TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

   1.1      Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.2      Other Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE II - CONTRIBUTION OF CONTRIBUTED ASSETS AND
            SALE OF COMMON UNITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

   2.1      Contribution of Contributed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   2.2      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   2.3      Transfer of Common Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   2.4      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   2.5      Post-Closing Working Capital Adjustment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.6      Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   2.7      Closing Costs; Transfer Taxes and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE III - CLOSING -   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   3.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   3.2      Contributions and Conveyances at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

   4.1      Organization of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   4.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   4.3      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   4.4      Contributed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   4.5      Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   4.6      Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   4.7      Permits; Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   4.8      No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   4.9      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   4.10     Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   4.11     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   4.12     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   4.13     Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   4.14     No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   4.15     Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   4.16     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   4.17     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   4.18     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





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
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   4.19     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   4.20.    Environmental Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   4.21     Mining Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   4.22     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   4.23     Water Supply and Water Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   4.24     Seller Common Units.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER
            AND BUYER SUB 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

   5.1      Organization of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   5.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   5.3      No Conflict or Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   5.4      Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   5.5      No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   5.6      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI - COVENANTS OF SELLER, BUYER AND BUYER SUB 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

   6.1      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   6.2      HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   6.3      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   6.4      Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   6.5      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   6.6      Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   6.7      Title Commitments and Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   7.1      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   7.2      Consents; Regulatory Compliance and Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   7.3      No Actions or Court Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   7.4      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   7.5      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   7.6      Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   7.7      Assumption Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   7.8      Escrow Agreement and Indemnity Escrow Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   7.9      Simultaneous Purchase of NES Common Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   7.10     WARN Act Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VIII - CONDITIONS TO BUYER'S AND
            BUYER SUB 1'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

   8.1      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   8.2      Consents; Regulatory Compliance and Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   8.3      No Actions or Court Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   8.4      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.5      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.6      Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.7      Conveyancing Documents; Release of Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.8      Preliminary Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





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   8.9      Escrow Agreement and Indemnity Escrow Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.10     Section 1060 Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.11     Simultaneous Purchase of NES Common Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.12     Resignations and Minute Book  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE IX -RISK OF LOSS; CONSENTS TO ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

   9.1      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   9.2      Consents to Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE X - ACTIONS BY SELLER AND BUYER,
            BUYER SUB 1 AND NEWCO AFTER THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

   10.1     Collection of Accounts Receivable and Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . .  31
   10.2     Books and Records; Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   10.3     Survival of Representations, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   10.4     Indemnifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   10.5     Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   10.6     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   10.7     Indemnification as Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

   11.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   11.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   11.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   11.4     Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   11.5     Entire Agreement; Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   11.6     Multiple Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   11.7     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   11.8     Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   11.9     Titles; Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   11.10    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   11.11    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   11.12    Cumulative Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





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
            LIMITED LIABILITY COMPANY UNIT PURCHASE AGREEMENT (EGP)


                 This Limited Liability Company Unit Purchase Agreement (EGP), dated as of December 5, 1996, is by and among Centex American Gypsum Company, a New Mexico corporation ("Buyer"), Centex Eagle Gypsum Company, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub 1"), and Eagle-Gypsum Products, a Colorado joint venture ("Seller").

                                    RECITALS

                 A. Seller owns certain assets which it uses in the conduct of the Business (as defined below).

                 B. At the Closing (as defined below), Seller desires to contribute to Centex Eagle Gypsum Company, L.L.C., a Delaware limited liability company to be jointly formed by Seller and NES (as defined below) immediately prior to the Closing ("Newco"), such assets in exchange for certain Common Units of Newco in an amount to be determined prior to the Closing (including Common Units of Newco issued to Seller upon formation of Newco, the "Seller Common Units"), upon the terms and subject to the conditions of this Agreement.

                 C. National Energy Systems, Inc., a Delaware corporation ("NES"), owns certain assets that are used or utilizable in connection with the Business (which assets of NES are an integral part of the assets utilized or utilizable in Seller's Business).

                 D. At the Closing, simultaneously with the contribution described in recital B above, NES will contribute to Newco such assets in exchange for certain Common Units of Newco in an amount to be determined prior to the Closing (the "NES Common Units").

                 E. Immediately subsequent to the contributions described above, Buyer Sub 1 desires to purchase from Seller, and Seller desires to sell to Buyer Sub 1, the Seller Common Units upon the terms and subject to the conditions of this Agreement.

                 F. CEGC Holding Company, a Delaware corporation and another wholly-owned subsidiary of Buyer ("Buyer Sub 2"), desires to purchase from NES the NES Common Units pursuant to an agreement of even date herewith among Buyer, Buyer Sub 2 and NES.

                                   AGREEMENT

                 NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                 "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

                 "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                 "Back-Up Contract" shall mean that certain Agreement for Back-Up Process Water dated July 13, 1993, between the Town of Gypsum and Seller.

                 "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Contributed Assets, (b) all records and lists pertaining to the customers, suppliers or personnel of the Business, (c) all product, business and marketing plans of or relating to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Contributed Assets, but excluding Seller's minute books, organizational documents, income tax returns and other partnership records.

                 "Business" shall mean the Seller's business of owning and operating a gypsum mine and a gypsum wallboard plant in Eagle County, Colorado and marketing and distributing the wallboard manufactured in such plant, but excluding the Excluded Assets.

                 "Closing Date" shall mean 7 days after the conditions set forth in Articles VII and VIII have been satisfied, but not later than the date specified in Section 11.1(a)(ii).

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                 "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated August 1, 1996 by and between Seller and Buyer.

                 "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Contributed Assets, whether oral or written, but excluding all Leases.

                 "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed on Schedule 4.6(a) and under any Contracts relating to the Business not so listed which Buyer, in its sole discretion, elects to accept and assume.

                 "Contributed Assets" shall mean all of Seller's right, title and interest in and to the following assets, which Seller uses in connection with the conduct of the Business:

                 (a) all accounts and notes receivable (whether current or noncurrent) of Seller relating to the Business and refunds, deposits, prepayments or prepaid expenses of Seller relating to Contract Rights;

                 (b)      all Contract Rights;

                 (c)      all Leases;

                 (d)      all Owned Real Property;

                 (e)      all Leasehold Estates;

                 (f)      all Leasehold Improvements;

                 (g)      all Fixtures and Equipment;

                 (h)      all Inventory;

                 (i)      all Books and Records;

                 (j)      all Proprietary Rights relating to the Business;

                 (k)      to the extent transferable, all Permits;

                 (l) all Patented Mining Claims, Unpatented Mining Claims and Water Rights;

                 (m) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

                 (n) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Contributed Assets or services furnished to Seller pertaining to the Business or affecting the Contributed Assets, to the extent such warranties, representations and guarantees are assignable;

                 (o) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller relating to the Business on or prior to the Closing Date; and

                 (p) all other assets, real, personal or mixed, tangible or intangible, of Seller used or utilizable in the Business;

                 provided, that the Contributed Assets shall not include any of Seller's right, title and interest in and to the Excluded Assets.

                 "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights, including common law rights thereto, owned by Seller and used in the Business.

                 "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                 "Default" shall mean (1) a breach of or default under any Contract or Lease, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

                 "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                 "Energy Contract" shall mean that certain Energy Services Agreement, dated as of September 2, 1989, between Seller and National Energy Systems, Inc., a Delaware corporation, as amended.

                 "Environmental Laws" shall mean all federal, state, district, and local laws and ordinances, and all rules or regulations promulgated thereunder, applicable to the Business relating to pollution or protection of the environment or human health or safety (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, the Mine Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

                 "Escrow Agreement" shall mean the Escrow Agreement to be dated as of the Closing Date by and among Buyer, Buyer Sub 1, Seller and an escrow agent to be agreed upon by Buyer and Seller prior to Closing.

                 "Excluded Assets," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller:

                 (a) ownership interests of Seller in and rights of Seller relating to other entities which are not related to or reflected in the financial results of the Business, whether currently or hereafter owned by Seller;

                 (b) all cash and cash equivalents held by Seller, including deposits or bonds securing any Permits and any worker's compensation deposit;

                 (c)      all Permits, to the extent not transferable;

                 (d) all rights, claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Contributed Assets solely to the extent related to Liabilities that are not Assumed Liabilities;

                 (e) all rights of Seller pursuant to this Agreement and the documents contemplated hereby;

                 (f)      all rights of Seller in the Contracts set forth in
                          Schedule 4.6(b);

                 (g) all Insurance Policies and any prepaid amounts thereunder;

                 (h) all accounts receivable of Seller which have been written off by Seller prior to Closing;

                 (i) any amounts to be paid or credited to Seller as set forth in Section 2.6; and

                 (j) any other rights of Seller to the extent not transferable.

                 "Facilities" shall mean all plants, offices, manufacturing facilities, warehouses, improvements, administration buildings, and all real property and related facilities located on the Owned Real Property.

                 "Facility Leases" shall mean all of the leases of Facilities listed on Schedule 4.6(a).

                 "Financial Statements" shall mean the Year-End Financial Statements and the Interim Financial Statements.

                 "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of the Business' suppliers, including all warranty rights with respect thereto.

                 "Green Mountain Contract" shall mean that certain contract no. 0-07-60-WO539 dated May 1, 1990, between the United States of America and Seller for 270 acre feet of water annually from Green Mountain Reservoir.

                 "Hazardous Substances" shall mean: (i) any substance, material or waste defined or characterized as hazardous, extremely hazardous, toxic or dangerous within the meaning of any Environmental Law, (ii) any substance, material or waste classified as a contaminant or pollutant under any Environmental Law or (iii) any other substance (including, but not limited to, petroleum) material or waste, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation or forms the basis of liability under any Environmental Law.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                 "Indemnity Escrow Agreement" shall mean the Indemnity Escrow Agreement to be dated as of the Closing Date by and among Newco, Seller, Buyer, Buyer Sub 1 and an escrow agent to be agreed upon by Buyer and Seller prior to the Closing Date, for the purpose set forth in Section 10.4(f) herein.

                 "Insurance Policies" shall mean the insurance policies related to the Contributed Assets listed on Schedule 4.17.

                 "Interim Balance Sheet" shall mean the unaudited balance sheet dated the Interim Balance Sheet Date.

                 "Interim Balance Sheet Date"  shall mean September 30, 1996.

                 "Interim Financial Statements" shall mean the Interim Balance Sheet and the unaudited income statement of the Business for the period ended on the Interim Balance Sheet Date.

                 "Inventory" shall mean all of the Business' inventory held for resale and all of Seller's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items and repair parts with respect to the Business, in each case wherever the same may be located, including materials in transit to be delivered to Seller under the Paper Contract.

                 "Leased Real Property" shall mean all leased property described in the Facility Leases.

                 "Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the Leases.

                 "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

                 "Leases" shall mean all of the existing leases with respect to the personal or real property used in the Business listed on Schedule 4.6(a).

                 "Liabilities" shall mean any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                 "material adverse effect" or "material adverse change" shall mean with respect to the Business or the Contributed Assets any significant and substantial adverse effect or change in the financial condition or results of operations of the Business and/or the Contributed Assets.

                 "Mineral Patents" means those conveyances described on
Schedule 4.21 from the United States of America to Seller covering the Patented Mining Claims.

                 "Mortgages" shall mean all deeds of trust, mortgages or other debt encumbrances on Owned Real Property.

                 "NES" shall mean National Energy Systems, Inc., a Delaware corporation.

                 "NES Ground Lease" shall mean that certain ground lease dated as of September 2, 1989 between Seller and NES.

                 "Owned Real Property" shall mean the real property located in Eagle County, Colorado, owned in fee by Seller, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any, but excluding the Patented Mining Claims, the Unpatented Mining Claims and the Water Rights.

                 "Paper Contract" shall mean that certain Paper Supply Agreement, dated as of January 1, 1990, between Caraustar Industries, Inc., a North Carolina corporation, and Eagle-Gypsum, Ltd., a Colorado limited partnership, as and to the extent amended, as assigned to Seller by that certain Assignment of Contract Rights dated as of February 23, 1989, by and between Eagle-Gypsum, Ltd. and Seller and any outstanding purchase orders in connection with such contract.

                 "Patented Mining Claims" means those patented mining claims described on Schedule 4.21.

                 "Patents" shall mean all patents and patent applications and registered design and registered design applications owned by Seller and used in the Business.

                 "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to, the operation of the Business.

                 "Proprietary Rights" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights owned by Seller and used or utilizable in the Business, but not including Contract Rights.

                 "Real Property" shall mean the Owned Real Property and the Leased Real Property.

                 "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health laws and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                 "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                 "Seller's knowledge" shall mean the actual knowledge of the following managers of Seller's Business: President and General Manager, Sales Manager, Plant Manager, Mine Manager, Controller and all other salaried exempt personnel of Seller.

                 "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, gross receipts, net receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, together with any interest, penalties and other additions thereto.

                 "Town Contract" shall mean that certain Water and Wastewater Service Agreement dated August 24, 1990, between the Town of Gypsum and Seller, together with the First Amendment thereto dated October 31, 1990, and Second Amendment thereto dated July 13, 1993.

                 "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks and trade names, including common law rights to any of such trademarks, service marks and trade names, owned by Seller and used in the Business.

                 "Unpatented Mining Claims" means those unpatented claims described on Schedule 4.21.

                 "Water Rights" shall mean the rights in and to the use of water listed on Schedule 4.23.

                 "Year-End Financial Statements" shall mean the audited balance sheets dated December 31, 1994 and December 31, 1995, and the related audited income statement for the year ended December 31, 1995.

         1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                    Term                                       Section
                    ----                                       -------
                    Adjustment Amount                          2.5(b)
                    Assumed Liabilities                        2.2
                    Assumption Document                        3.2(b)
                    Benefit Plans                              4.16(a)
                    Bulk Sales Act                             10.5
                    Buyer's Health Plans                       6.6(b)

                    Claim                                      10.4(d)
                    Claim Notice                               10.4(d)
                    Closing                                    3.1
                    Closing Working Capital                    2.5(a)
                    Damages                                    10.4(a)
                    ERISA                                      4.16(a)
                    Escrow Account                             2.4(b)
                    Escrow Amount                              2.4(b)
                    Escrowed Funds                             10.4(f)
                    Estimated Working Capital Amount           2.4(a)
                    NES Common Units                           Recitals
                    New Employees                              6.6(a)
                    Permitted Encumbrances                     4.5(a)
                    Preliminary Closing Balance Sheet          2.5(a)
                    Purchase Price                             2.4(a)
                    Seller Common Units                        Recitals
                    WARN Act                                   7.10
                    Working Capital                            2.5(b)
                    401(k) Plan                                4.16(b)


                                   ARTICLE II

                     CONTRIBUTION OF CONTRIBUTED ASSETS AND
                              SALE OF COMMON UNITS

   2.1 CONTRIBUTION OF CONTRIBUTED ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will contribute, convey, transfer, assign and deliver as a capital contribution to Newco, and Newco will acquire from Seller, the Contributed Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

   2.2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Newco shall assume the following Liabilities of Seller (the "Assumed Liabilities") but not any other liability, obligation or duty of Seller:

            (a) All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Contracts and Leases listed on Schedule 4.6(a) or under Contracts or Leases relating to the Business which are not listed on Schedule 4.6(a) but which Newco, in its sole discretion, upon written notice to Seller, elects to accept and assume, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date; and

            (b) All of Seller's accounts payable (but not including amounts owed by Seller pursuant to the Paper Contract) and accrued liabilities set forth on the Interim Balance Sheet or incurred after the Interim Balance Sheet Date in the ordinary course of business (but not including (i) prorated amounts to be paid by or charged to Seller as set forth in Section 2.6; (ii) accrued liabilities relating to employee matters and (iii) any indebtedness owed by Seller to NES on the Closing Date).

   2.3 TRANSFER OF COMMON UNITS. Upon the terms and subject to the conditions contained herein, at the Closing, immediately subsequent to the contribution and assumption described in Sections 2.1 and 2.2 above, Seller will sell, convey, transfer, assign and deliver to Buyer Sub 1, and Buyer Sub 1 will acquire from Seller, the Seller Common Units, free and clear of all Encumbrances.

   2.4      PURCHASE PRICE.

            (a) Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer Sub 1 shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Seller Common Units cash in an aggregate amount equal to the sum of (1) $52,000,000 less the amount specified in Section 8.11 hereof as the purchase price for the NES Common Units and (2) the Estimated Working Capital Amount (the "Purchase Price"), less the Escrow Amount and less an amount equal to the Escrowed Funds, by wire transfer of immediately available funds to the account number and place Seller may designate by written notice as provided herein. The "Estimated Working Capital Amount" means the Working Capital as of the Preliminary Closing Balance Sheet date. The Purchase Price shall be subject to subsequent adjustment pursuant to
Section 2.5. Prior to the Closing, Seller and Buyer Sub 1 shall negotiate a mutually acceptable allocation of the Purchase Price among the classes of Contributed Assets for purposes of Section 1060 of the Code. Buyer Sub 1 and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" which give effect to any Adjustment Amount determined in accordance with
Section 2.5 hereof.

            (b) Escrow Amount. The "Escrow Amount" shall be an amount equal to the sum of (i) fifty percent (50%) of the Estimated Working Capital Amount which Buyer Sub 1 at the Closing shall deposit into an account (the "Escrow Account") and (ii) accrued interest thereon, and the Escrow Amount shall be paid to Seller and/or Buyer Sub 1 in the manner set forth in the Escrow Agreement.

   2.5      POST-CLOSING WORKING CAPITAL ADJUSTMENT.

            (a) No later than five (5) days prior to Closing, Seller shall prepare and deliver to Buyer Sub 1 an unaudited balance sheet for the Business (the "Preliminary Closing Balance Sheet") prepared as of the last day of the month prior to the Closing Date, or, if data for such date are unavailable, the last day of the second month prior to the Closing Date. The Preliminary Closing Balance Sheet shall be prepared in accordance with Seller's historical accounting practices, but shall set forth only the Contributed Assets and Assumed Liabilities. No later than forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Buyer Sub 1 (i) a calculation of Working Capital as of the Closing Date (the "Closing Working Capital") prepared consistently with the calculation of the Estimated Working Capital Amount, and
(ii) a reasonably detailed calculation of the Adjustment Amount. The Closing Working Capital shall be accompanied by reasonably detailed schedules indicating the calculation of the Closing Working Capital.

            (b) Adjustment Amount. The "Adjustment Amount" shall be the amount equal to the Closing Working Capital minus the Estimated Working Capital Amount. "Working Capital" means an amount equal to (i) the aggregate unpaid balance of all accounts receivable, plus (ii) Inventory, plus (iii) prepaid expenses and other current assets, less (iv) accounts payable and accrued liabilities; provided, however, that Working Capital shall not include (1) any Excluded Assets, (2) amounts owed by Seller pursuant to the Paper Contract, (3) prorated amounts to be paid by Seller or to be charged to Seller as set forth in Section 2.6, (4) accrued liabilities relating to employee matters or (5) any indebtedness owed by Seller to NES on the Closing Date.

                    (i) If the Adjustment Amount is a positive number, then Buyer Sub 1 and Seller shall cause Seller to be paid out of the Escrow Account an amount equal to the Escrow Amount and Buyer Sub 1 shall pay to Seller the Adjustment Amount.

                    (ii) If the Adjustment Amount is a negative number which is less than or equal to the Escrow Amount, then Buyer Sub 1 and Seller shall cause Seller to be paid out of the Escrow Account an amount equal to the Escrow Amount less the absolute value of the Adjustment Amount. Buyer Sub 1 and Seller shall cause the balance of the Escrow Amount to be paid to Buyer Sub 1.

                    (iii) If the Adjustment Amount is a negative number which is greater than the Escrow Amount, Buyer Sub 1 and Seller shall cause the Escrow Amount to be paid to Buyer Sub 1, and Seller shall pay to Buyer Sub 1 an amount equal to the absolute value of the Adjustment Amount less the Escrow Amount.

            (c) Disputed Adjustment Amount. If Buyer Sub 1 shall disagree with the Adjustment Amount, it shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within fifteen (15) business days after Buyer Sub 1's receipt of the calculation of the Closing Working Capital. To the extent that any portion of the Adjustment Amount is not in dispute, within fifteen (15) business days after Buyer Sub 1's receipt of the calculation of the Closing Working Capital, Buyer Sub 1 shall pay Seller or Seller shall pay Buyer Sub 1, as the case may be, and/or Seller and Buyer Sub 1 shall cause to be paid out of the Escrow Account to Buyer Sub 1 or Seller, as the case may be, that portion of the Adjustment Amount which is not in dispute in the manner set forth in Section 2.5(b).

            (d) Resolution of Disputed Adjustment Amount. Buyer Sub 1 and Seller shall use their best efforts for a period of thirty (30) calendar days after Buyer Sub 1's delivery of such notice (or such longer period as Buyer Sub 1 and Seller shall mutually agree upon) to resolve any disagreements raised by Buyer Sub 1 with respect to the calculation of the Adjustment Amount. If, at the end of such period, Buyer Sub 1 and Seller are unable to resolve such disagreements, KPMG Peat Marwick shall resolve any remaining disagreements.
The determination by KPMG Peat Marwick shall be final, binding and conclusive on the parties. Buyer Sub 1 and Seller shall use their best efforts to cause KPMG Peat Marwick to make its determination within thirty (30) calendar days of accepting its selection. Within ten (10) calendar days after the date of determination of KPMG Peat Marwick, Buyer Sub 1 shall pay Seller, or Seller shall pay Buyer Sub 1, as the case may be, and/or Seller and Buyer Sub 1 shall cause to be paid out of the Escrow Account to Buyer Sub 1 or Seller, as the case may be, the Adjustment Amount in the manner set forth in Section 2.5(b). The fees and expenses of KPMG Peat Marwick shall be borne by Buyer Sub 1 and Seller equally.

            (e) Payment of Adjustment Amount. All payments made by Buyer Sub 1 or Seller or out of the Escrow Account as part of the Adjustment Amount, shall be made by wire transfer of immediately available funds to an account designated by the payee.

   2.6      PRORATIONS.

            (a) Utilities; Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Contributed Assets or the Business shall be prorated between Buyer Sub 1 and Seller effective as of the Closing Date and shall be adjusted when exact amounts are determined. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the real property tax rate for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

            (b) Rents. Seller shall pay all rent under the Leases through the end of the calendar month in which the Closing Date occurs, and Buyer Sub 1 shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration.

            (c) Water Charges. Amounts due or amounts pre-paid under the Green Mountain Contract, the Town Contract and the Back-Up Town Contract shall be prorated effective as of the Closing Date.

   2.7 CLOSING COSTS; TRANSFER TAXES AND FEES. Buyer Sub 1 shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the contribution of the Contributed Assets or the transfer of the Seller Common Units provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer Sub 1 shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer Sub 1 shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred and shall as soon as practicable after the Closing cause to be refunded to Seller any bonds or deposits securing Permits maintained by Seller prior to Closing. In the event any fee or payment is owed to the United States in connection with any Hart-Scott-Rodino filing or the approval by the U.S. Department of Justice or the U.S. Federal Trade Commission of the transactions contemplated by this Agreement Buyer Sub 1 shall be responsible for such fee or payment.


                                  ARTICLE III

                                    CLOSING

   3.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins in Chicago, Illinois unless the parties hereto otherwise agree.

   3.2      CONTRIBUTIONS AND CONVEYANCES AT CLOSING.

            (a) Instruments and Possession. To effect the contribution referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Newco:

                    (i) one or more deeds conveying good and marketable fee simple title to all Owned Real Property included in the Contributed Assets to Newco or its designee;

                    (ii) one or more bills of sale conveying to Newco in the aggregate all of Seller's owned personal property included in the Contributed Assets;

                    (iii) subject to Section 9.2, Assignments of Lease with respect to the Leases;

                    (iv) subject to Section 9.2, Assignments of Contract Rights with respect to the Contract Rights;

                    (v) Assignments of Patents and Trademarks and other Proprietary Rights (including an assignment of all of Seller's rights, title and interest to the name "Eagle-Gypsum", and all variations thereof) in recordable form to the extent necessary to assign such rights to Newco;

                    (vi) a Mining Deed conveying to Newco good and marketable title to the Patented Mining Claims subject to the reservations and exceptions contained in the Mineral Patents;

                    (vii) a Special Warranty Deed conveying to Newco all of the Unpatented Mining Claims;

                    (viii) a Special Warranty Deed conveying to Newco the Water Rights; and

                    (ix) such other instruments and documents as are contemplated by this Agreement.

            (b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing, Newco shall deliver to Seller an instrument of assumption evidencing Newco's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

            (c) Transfer of Common Units. Upon the terms and subject to the conditions contained herein, at the Closing, immediately subsequent to execution and delivery of the instruments and documents described in Sections 3.2(a) and (b) above, Seller shall execute and deliver to Buyer Sub 1 an Assignment of Common Units and Seller shall deliver to Buyer Sub 1 one or more Common Unit certificates evidencing the Seller Common Units to convey the Seller Common Units to Buyer Sub 1.

            (d) Form of Instruments. The documents referenced in Section 3.2(a), (b) and (c) shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

            (e) Certificates; Opinions. Buyer and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

            (f) Consents. Subject to Section 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Contributed Assets as contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer Sub 1 as follows:

   4.1 ORGANIZATION OF SELLER. Seller is a joint venture duly organized and validly existing under the laws of the State of Colorado with all necessary power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets.

   4.2 AUTHORIZATION. Seller has all requisite power and authority, and has taken all joint venture action necessary, to execute and deliver this Agreement and the other documents to be executed by Seller pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Escrow Agreement and the Indemnity Escrow Agreement, the Escrow Agreement and the Indemnity Escrow Agreement will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors' rights generally and (ii) general principals of equity, regardless of whether asserted in a proceeding in equity or at law.

   4.3      NO MATERIAL ADVERSE CHANGE.  Since the Interim Balance Sheet Date:

            (a) there has been no material adverse change in the financial condition or results of operation of the Business or the Contributed Assets (other than fluctuations in Working Capital within the normal course of business) or any event, occurrence, development, condition or state of facts, in either case that is, or would result in a material adverse change in the Business or the Contributed Assets; and

            (b)     there has not been:

                    (i) any material labor dispute, grievance, work stoppage or work slowdown;

                    (ii) any change or revaluation by Seller of any of its properties or assets (other than writing down of accounts receivable), including, but not limited to, writing down the value of any Real Property, except in the ordinary course of business;

                    (iii) any increase in the current liabilities of Seller relating to the Business except in the ordinary course of business;

                    (iv) except as disclosed in Schedule 4.3 hereto, any increase in salary, wages, bonus, commission, or other compensation to any officers, employees, agents or representatives of Seller contemplated to be engaged by Newco subsequent to Closing;

                    (v) any material theft, damage, destruction or condemnation affecting any of the Contributed Assets, whether or not covered by insurance;

                    (vi) any action or omission on the part of Seller that, if taken or omitted to be taken at the date hereof, would cause a breach or violation of the covenants of Seller set forth in Article VI; or

                    (vii) any agreement or commitment to do any of the foregoing; and

            (c) Seller has operated the Business in the ordinary course so as to preserve the Business intact, to keep available to the Business the services of Seller's employees, and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it.

   4.4 CONTRIBUTED ASSETS. Excluding the Owned Real Property, the Leased Real Property, the Patented Mining Claims, Unpatented Mining Claims and the Water Rights, upon the consummation of the transactions contemplated hereby, Seller will vest in Newco good and marketable title to the Contributed Assets and Newco will acquire good and marketable title to all of the Contributed Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. All tangible assets and properties which are part of the Contributed Assets are in good operating condition and repair (except for ordinary wear and tear) and are usable in the ordinary course of business. The Contributed Assets constitute all of the assets necessary to operate the Business and the Facilities in the manner in which they have been operated by Seller in the ordinary course of the Business.

   4.5 FACILITIES. Schedule 4.5 contains a complete and accurate list of all Owned Real Property.

            (a) Owned Real Property. Seller has good and marketable title in fee simple or, with respect to the Leased Real Property, leasehold, to all parcels of Real Property, free and clear of all Encumbrances except Permitted Encumbrances, which Real Property constitutes all real property owned by Seller. At the Closing, the execution by Seller of the deeds contemplated by
Section 3.2(a)(i) and the delivery of such deeds to Newco will vest in Newco good and marketable fee simple title to all Owned Real Property free and clear of all Encumbrances, except for Permitted Encumbrances (as hereinafter defined). Seller enjoys peaceful and undisturbed possession of all Owned Real Property. "Permitted Encumbrances" shall mean all Encumbrances on the Contributed Assets that do not, individually or in the aggregate, decrease in any material manner the value or transferability or marketability of the property or assets subject thereto or interfere with or restrict the use of such property or assets in any material manner.

            (b) Leases or Other Agreements. Except for Facility Leases listed on Schedule 4.6(a), there are no leases, subleases, licenses or other agreements or arrangements granting to any person the right to purchase, use or occupy any Facility or any real property in connection with the Business.

            (c) Facility Leases and Leased Real Property. With respect to each Facility Lease, the execution by Seller and the delivery to Newco of the Assignment of Lease described in Section 3.2(a)(iii) herein will vest in Newco at the Closing an unencumbered interest in the Leasehold

Estate. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property, subject to the rights of the fee owners.

            (d) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facilities are structurally sound with no known material defects, subject to ordinary wear and tear.

   4.6      CONTRACTS AND COMMITMENTS.

            (a) Contracts. Schedule 4.6(a) sets forth a complete and accurate list of all Contracts and Leases to be assumed hereunder, and indicates whether third-party consents are required for the assignment thereof. Except for the Contracts listed on Schedule 4.6(a) and 4.6(b), Seller has entered into no other material Contracts necessary for the operation of the Business or that relate to the Contributed Assets other than those being terminated at or prior to Closing. Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6(a), including all amendments and supplements thereto.

            (b) Absence of Defaults. All of the Contracts and Leases set forth on Schedule 4.6(a) are valid, binding and enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Seller does not know of any current or past material Default under any of such Contracts or Leases. Seller has not received any notice of a claim of Default under any of such Contracts or Leases.

   4.7 PERMITS; CONSENTS AND APPROVALS. (a) Schedule 4.7 sets forth a complete list of all material Permits required for the operation of the Business in the manner in which it has been operated by Seller in the ordinary course of the Business or otherwise held by Seller. Seller has and, to the knowledge of Seller at all times has had, all Permits required under applicable Regulations for the operation of the Business or in the ownership of the Contributed Assets, and owns or possesses such Permits free and clear of all Encumbrances, except as set forth on Schedule 4.7.

            (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except with respect to Permits listed on
Schedule 4.7 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

   4.8 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the organizational documents of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of any Contract, Lease or Permit,
(i) to which Seller is a party or (ii) by which the Contributed Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Contributed Assets or the Business, except in the case of (d) above for Permitted Encumbrances.

   4.9 FINANCIAL STATEMENTS. Seller has heretofore delivered to Buyer the Financial Statements. The Financial Statements (a) are in accordance with the books and records of Seller, (b) except as set forth on Schedule 4.9, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present, in all material respects, the results of operations and financial condition of Seller as of the respective dates thereof and periods then ending.

   4.10 BOOKS AND RECORDS. Seller has made and kept Books and Records, which, in reasonable detail, accurately and fairly reflect, in all material respects, the activities of Seller in the conduct of the Business.

   4.11 LITIGATION. Except as set forth on Schedule 4.11, there is no Action pending, or to the best of Seller's knowledge, threatened against Seller
(a) related to or affecting the Business or the Contributed Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Contributed Assets.

   4.12 LABOR MATTERS. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Schedule
4.12 sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1995 calendar year.

   4.13 COMPLIANCE WITH LAW. Except as disclosed in Schedule 4.13, to the knowledge of Seller, Seller's conduct of the Business has not violated and is in compliance with all Regulations, Court Orders and Permits relating to the Contributed Assets or the Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on the Contributed Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations, Court Orders or Permits, which failure or violation could, in any one case or in the aggregate, have a material adverse effect on the Contributed Assets or the Business.

   4.14 NO BROKERS. Neither Seller nor any of its officers, employees, partners or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby or affect the Contributed Assets or result in the creation or imposition of any Encumbrance on the Contributed Assets or any part thereof.

   4.15     PROPRIETARY RIGHTS.

            (a) Proprietary Rights. Schedule 4.15 lists all of Seller's Copyrights, Patents and Trademarks. Schedule 4.15 also sets forth for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered.

            (b) Royalties and Licenses. Except as set forth on Schedule 4.15, Seller has not granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

   4.16     EMPLOYEE BENEFIT PLANS.

            (a) Disclosure of Relevant Documents. Schedule 4.16 contains a complete list of each "pension benefit plan" and "welfare benefit plan", as each is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each material plan, arrangement, program or policy providing for insurance coverage, disability benefits, deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which covers any employee or former employee of Seller employed in the Business (collectively, the "Benefit Plans"). True and complete copies of each Benefit Plan and all amendments thereto and written summary plan descriptions thereof have been made available to Buyer.

            (b) The Internal Revenue Service has issued letters determining that Seller's 401(k) plan (the "401(k) Plan") is qualified and that its related trust is tax-exempt under the provisions of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, and to Seller's knowledge, nothing has occurred that would adversely affect such qualified and tax-exempt status.

   4.17 INSURANCE. Schedule 4.17 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage for the periods shown) maintained by Seller on the Business, the Contributed Assets or its employees. All insurance coverage applicable to Seller, the Business and the Contributed Assets is in full force and effect. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received.

   4.18 ACCOUNTS RECEIVABLE. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof. To the knowledge of Seller, said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the reserves for accounts receivable as set forth on the Interim Balance Sheet.

   4.19 INVENTORY. The Inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of unused items of a quality and quantity usable or saleable in the ordinary course of business within the past six months, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in first-out basis.

   4.20     ENVIRONMENTAL PROTECTION.  Except as disclosed on Schedule 4.20:

            (a)      the Business is in compliance with all Environmental Laws;

            (b) there are no existing, or, to the knowledge of Seller, threatened, notices of violation, administrative actions, or lawsuits against Seller relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Substances by the Seller in connection with the Business; nor has the Seller received any written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any hazardous substance generated or transported by the Seller in connection with the Business;

            (c) to the knowledge of the Seller, there have been (1) no releases of any Hazardous Substances from any underground tank or related piping at any of the Facilities, and (2) no spills, releases or handling of Hazardous Substances at any of the Facilities that constitutes a violation or gives rise to liability under Environmental Laws; and

            (d) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which regulate, obligate, or bind the Seller in a manner reasonably likely to have an adverse effect on the Business or the Contributed Assets.

   4.21 MINING RIGHTS. Schedule 4.21 contains a complete and accurate description of the Patented Mining Claims and the Unpatented Mining Claims. Except as set forth in Schedule 4.21:

            (a) With respect to the Patented Mining Claims, at the Closing, the execution by Seller and the delivery to Newco of the Mining Deed described in Section 3.2(a)(vi) will vest in Newco good and marketable title thereto free and clear of all Encumbrances other than Permitted Encumbrances but subject to and limited by the exceptions and reservations contained in the Mineral Patents.

            (b) At Closing, the execution by Seller of the Special Warranty Deed described in Section 3.2(a)(vii) and the delivery thereof to Newco will vest in Newco the Unpatented Mining Claims free and clear of all Encumbrances, other than Permitted Encumbrances, arising by, through or under Seller. Seller is in exclusive possession of each Unpatented Mining Claim; each Unpatented Mining Claim was located on public lands of the United States open for such location; no third party claimants have located mining claims that overlap any of the Unpatented Mining Claims; all location and maintenance filings, recordings, assessment work or necessary payments required by applicable Regulations have been timely performed or made for each Unpatented Mining Claim in order to validly maintain each Unpatented Mining Claim; each Unpatented Mining Claim has been properly staked, posted and monumented in compliance with all applicable Regulations; provided, however, that nothing contained in this Agreement shall be construed as a representation or warranty by Seller that it has made a discovery of a valuable mineral on each of the Unpatented Mining Claims for purposes of the United States mining laws.

   4.22 TAXES. All income, unemployment, social security, franchise, property and other Taxes, charges and assessments levied, assessed or imposed upon Seller by the United States, or any state, or any political subdivision of either, to the extent due and payable, have been duly paid to date or are being contested through appropriate administrative or judicial procedures, and no liability for deficiencies or respect thereto exist. There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income or other tax return for any period. Seller has filed all federal, state, local, sales, franchise, withholding and property tax returns required to be filed. The books and records of Seller are accurate and complete with respect to ad valorem and other taxes and assessments payable with respect to Seller and the Contributed Assets. There are no liens, charges or encumbrances for any taxes upon any of the Owned Real Property or other Contributed Assets of Seller, except for liens for taxes not yet due. Seller is not nor has it been subject to any tax, charge or other assessment in any jurisdiction outside the Untied States.

   4.23 WATER SUPPLY AND WATER RIGHTS. The water supply for the Business, including both process water and potable/sanitary water, has at all times during Seller's operation of the Business been legally and physically available for diversion or delivery in sufficient quantity for the operation of the Business. The quality of the process water supply has at all times during Seller's operation of the Business been sufficient, without treatment by Seller, for the operation of the Business. At the Closing, the execution by Seller and the delivery to Newco of the Special Warranty Deed described in
Section 3.2(a)(viii) will vest in Newco all of the Water Rights, free and clear of all Encumbrances other than Permitted Encumbrances, arising by, through or under Seller.

   4.24 SELLER COMMON UNITS. At the Closing, the execution by Seller and the delivery to Buyer Sub 1 of the Assignment of Common Units described in
Section 3.2(c) and the delivery to Buyer Sub 1 of the Common Unit certificates evidencing the Seller Common Units will vest in Buyer Sub 1 good and indefeasible title to the Seller Common Units, free and clear of all Encumbrances.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB 1

            Buyer and Buyer Sub 1 hereby represent and warrant to Seller as follows:

   5.1 ORGANIZATION OF BUYER. Each of Buyer and Buyer Sub 1 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all necessary power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Each of Buyer and Buyer Sub 1 is duly qualified to do business and is in good standing in the State of Colorado.

   5.2 AUTHORIZATION. Each of Buyer and Buyer Sub 1 has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Escrow Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement by each of Buyer and Buyer Sub 1 and the consummation by each of Buyer and Buyer Sub 1 of the transactions contemplated hereby and thereby have been duly approved by the boards of directors of Buyer and Buyer Sub 1, respectively. No other corporate proceedings on the part of Buyer or Buyer Sub 1 are necessary to authorize this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and Buyer Sub 1 and is, and upon execution and delivery of the Escrow Agreement, the Escrow Agreement will be, legal, valid and binding obligations of each of Buyer and Buyer Sub 1, enforceable against each of Buyer and Buyer Sub 1 in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

   5.3 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer or Buyer Sub 1 with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or Buyer Sub 1, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer or Buyer Sub 1 is a party, (c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or Buyer Sub 1 or either of its ability to consummate the transactions contemplated hereby.

   5.4 CONSENTS AND APPROVALS. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer or Buyer Sub 1 in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

   5.5 NO BROKERS. Neither Buyer nor Buyer Sub 1 nor any of either of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its respective affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

   5.6 LITIGATION. There is no Action pending, or to the best of Buyer or Buyer Sub 1's knowledge, threatened (a) against, related to or affecting Buyer or Buyer Sub 1's ability to consummate the transactions contemplated hereby or
(b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement.


                                   ARTICLE VI

                   COVENANTS OF SELLER, BUYER AND BUYER SUB 1

            Seller covenants with Buyer and Buyer Sub 1, and Buyer and Buyer Sub 1 each covenant with the Seller, as follows:

   6.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement,
(ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Newco, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement. To the extent that any of Seller's rights that would be included in the Contributed Assets are not so included as a result of the inability to obtain a required third-party consent to assignment of such rights, Seller shall not assign or transfer such rights to any other party without Newco's prior consent, which Newco may withhold in its sole and absolute discretion. To the extent any warranty, representation or guarantee referenced in clause (n) of the term "Contributed Assets" in Section 1.1 herein is not assignable, Seller agrees to permit Newco to enforce such warranty, representation or guarantee (at Newco's expense) in the name of Seller upon prior written notice to Seller provided that Buyer shall indemnify Seller for any Damages (as defined in Section 10.4(a)) incurred by Seller resulting from any such enforcement action.

   6.2 HSR ACT FILINGS. As soon as reasonably practicable after the execution and delivery of this Agreement, Buyer and Seller shall file the required notifications and forms with the Bureau of Competition of the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") pursuant to and in compliance with the HSR Act with respect to the transactions contemplated by this Agreement and by the agreement referenced in Section 7.9 herein. Thereafter, the parties hereto agree to (i) use reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act, (ii) use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the DOJ for additional information or documentation, and (iii) cooperate with one another in satisfying such requirements. Each party shall deliver to the other party a copy of any information to be filed by such party prior to the filing thereof.

   6.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, each party shall give prompt notice to the other of the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect.

   6.4 FULL ACCESS. Seller will permit Representatives of Buyer and Buyer Sub 1 to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business. Any information Buyer or Buyer Sub 1 receives from Seller or its affiliates or partners in the course of the reviews contemplated by this Section 6.4 shall be subject to the provisions of Section 11.11 herein. Such inspection rights shall include the right of Buyer and Buyer Sub 1, at either of its option, to conduct or cause to be conducted such environmental audits/investigations of the Real Property as either deems advisable (and as do not interfere with the normal business operations of Seller), including Phase I Environmental Site Assessments and, if deemed necessary by Buyer or Buyer Sub 1, Phase II Environmental Site Assessments; provided that Buyer shall indemnify Seller for any damage to the Real Property caused by such environmental audits/investigations. Any costs of such environmental audits/investigations shall be borne by Buyer or Buyer Sub 1.

   6.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer or Buyer Sub 1 in writing, operate the Business in the ordinary course of business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall not:

            (i) sell, lease, transfer or otherwise dispose of any Owned Real Property or any other material Contributed Asset, except for sales of inventory in the ordinary course of business;

            (ii) consolidate with, or merge with or into, any corporation, partnership, association, trust or any other entity;

            (iii) create or incur any lien, charge or other Encumbrance upon the Contributed Assets or suffer to exist any such liens, charges, or other Encumbrances (other than Permitted Encumbrances) except in the ordinary course of business and consistent with past practice;

            (iv) enter into any Contracts (or amend any existing Contract) or engage in any transaction not in the ordinary course of business and consistent with past practice except for any such Contracts or transactions that do not relate to or affect the Business or Contributed Assets;

            (v) increase the benefits payable by Seller under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, program or arrangement made to, for or with any of the employees, except for any such increases as do not relate to employees contemplated to be offered employment by Newco, or enter into any collective bargaining, union or labor Contract;

            (vi) fail to maintain the books and records of Seller in the usual, regular and ordinary manner;

            (vii) enter into any Contract (or amend any existing Contract) to do any of the foregoing; or

            (viii) take any action which would cause any representation or warranty of Seller contained in this Agreement to be untrue or incorrect as of the date when made.

   6.6      EMPLOYEE MATTERS.

            (a) Prior to Closing, Buyer, on behalf of Newco, shall extend offers of at will employment, effective immediately following Closing, to all active hourly and salaried personnel that Buyer determines are necessary to operate the Business except for key management personnel of Seller on terms and conditions which are substantially the same as those currently provided by Buyer to its present gypsum business employees. All of such employees who accept such offer of employment are hereinafter referred to as the "New Employees." "Active" hourly and salaried employees shall mean those hourly and salaried employees of Seller who are at work performing their respective job functions as of the date hereof and as of the Closing Date. Buyer shall provide to Seller, at least seven days prior to the Closing Date, written notice indicating to which of Seller's employees Buyer, on behalf of Newco, will extend offers of employment; provided that Buyer shall not be required to give such notice prior to 40 days following the date of this Agreement.

            (b) Effective immediately after Closing, Newco shall cause the New Employees to be covered by one or more group health benefit plans ("Buyer's Health Plans") which shall provide benefits to the New Employees and their dependents which in the aggregate are substantially comparable to the benefits which Buyer provides to its present gypsum business employees and their dependents. Buyer's Health Plans shall provide coverage immediately upon employment, and shall not contain any "pre-existing conditions" requirements which would cause any of the New Employees or their dependents to be excluded from Buyer's Health Plans immediately after Closing.

            (c) Each of the New Employees, at his or her option, shall have the right to "roll-over" his or her vested account balances in the 401(k) Plan of Seller into Buyer's 401(k) Plan(s) and the New Employees shall have the right after the Closing Date to participate in Buyer's 401(k) Plans in accordance with the terms of such plans.

   6.7 TITLE COMMITMENTS AND SURVEYS. Seller shall obtain, at its cost and expense, from one or more title companies reasonably acceptable to Buyer, and shall deliver to Newco at the Closing or as soon thereafter as reasonably possible, with respect to each parcel or tract of land constituting the Owned Real Property, and the Patented Mining Claims, an Owner's Policy of Title Insurance on Form B, 1992 that provides substantially the same coverage as a standard ALTA Owner's Policy (each, a "Title Policy") in an amount reasonably acceptable to Buyer. At the Closing, Seller shall provide to such title companies affidavits to permit the title companies to delete standard printed exceptions in the Title Policies with respect to the Owned Real Property and, to the extent possible (without additional expense to Seller), the Patented Mining Claims and such other affidavits and other documents as are reasonably requested by such title companies to enable them to provide to Newco at the Closing an unconditional written undertaking by such title companies to provide the Title Policies to Newco in the form and manner contemplated hereby. The Title Policies shall insure to Newco fee simple title to the Owned Real Property in marketable or indefeasible condition customary to the State of Colorado, subject only to the Permitted Encumbrances. In connection with such obligation, within 20 days of the date hereof, Seller, at its cost and expense, shall cause to be prepared and delivered to Buyer, title commitments (including all title exception documents) and ALTA surveys (which show the location of improvements, easements of record and other evidence of adverse rights) of each parcel or tract of land constituting the Owned Real Property and title commitments (including all title exception documents) and, to the extent available, BLM plat maps of the parcels or tracts of land covered by Patented Mining Claims. Within ten days of receipt thereof, Buyer shall notify Seller of Buyer's objections, if any, to matters reflected in such commitments and surveys. Thereafter, Buyer and Seller shall diligently work to resolve such objections.


                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

            The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

   7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer and Buyer Sub 1 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Buyer and Buyer Sub 1 shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each of them prior to or on the Closing Date.

   7.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to contribute the Contributed Assets and transfer the Assumed Liabilities to Newco and to transfer to Buyer Sub 1 the Seller Common Units as contemplated hereby shall have been obtained, unless (a) the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller, (b) Buyer indemnifies Seller with respect thereto or (c) with respect to any Contributed Asset, Seller and Buyer determine that such Contributed Asset shall be excluded from the contribution consummated at the Closing (in which case the consideration to be paid by Buyer Sub 1 shall be reduced by the amount allocated to such Contributed Asset). Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the acquisition contemplated hereby. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

   7.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Seller, the Contributed Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Newco to own, operate, possess or transfer the Contributed Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Seller Common Units or the contribution of the Contributed Assets contemplated hereby illegal or otherwise prohibited.

   7.4 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.

   7.5 CERTIFICATES. Each of Buyer and Buyer Sub 1 shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

   7.6 CORPORATE DOCUMENTS. Seller shall have received from each of Buyer and Buyer Sub 1 resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

   7.7 ASSUMPTION DOCUMENT. Newco shall have executed and delivered the Assumption Document.

   7.8 ESCROW AGREEMENT AND INDEMNITY ESCROW AGREEMENT. Buyer and Buyer Sub 1 shall have executed and delivered the Escrow Agreement and Newco, Buyer and Buyer Sub 1 shall have executed and delivered the Indemnity Escrow Agreement, each in form and substance reasonably satisfactory to Seller.

   7.9 SIMULTANEOUS PURCHASE OF NES COMMON UNITS. Buyer Sub 2 shall have simultaneously completed the acquisition of the NES Common Units on terms and conditions satisfactory to Buyer Sub 2 and NES pursuant to an agreement among Buyer, Buyer Sub 2 and NES dated as of the date hereof, including the following terms: the purchase price for the NES Common Units shall be $7,365,000 plus the amount specified in Section 4.2 of the Energy Contract, and the indemnity and survival provisions shall be similar to those set forth in Section 10.3 and
10.4 herein, except that the indemnity escrow amount shall be ten percent of the purchase price therein and the threshold amount therein for recovery from escrow shall be $85,000. The Energy Contract and the NES Ground Lease shall have been simultaneously terminated by NES and Seller.

   7.10 WARN ACT NOTICE. In the event that, within fourteen days of the date hereof, Seller provides to its employees any notice or communication under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), then at least sixty days from the date of such notice or communication shall have elapsed.

   7.11 INVESTMENT REPRESENTATION LETTER. Seller shall have received from Buyer Sub 1 an investment representation letter in form and substance reasonably satisfactory to Seller.

   7.12 RATIFICATION AGREEMENT. Newco shall have executed and delivered to Seller an agreement ratifying its obligations hereunder in form and substance reasonably satisfactory to Seller.

                                  ARTICLE VIII

              CONDITIONS TO BUYER'S AND BUYER SUB 1'S OBLIGATIONS

            The obligations of Buyer and Buyer Sub 1 to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer and Buyer Sub 1:

   8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure to be true and correct could not reasonably be expected to have a material adverse effect on the Contributed Assets, the Business, or the ability of Newco to operate the Business, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

   8.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Newco) shall have been obtained, unless (a) the failure to obtain any such Permit, consent, approval or waiver would not have a material adverse effect upon Newco with respect to the

Contributed Assets or the Business or (b) with respect to any Contributed Asset, Seller and Buyer determine that such Contributed Asset shall be excluded from the transfers consummated at the Closing (in which case the consideration to be paid by Buyer Sub 1 shall be reduced by the amount allocated to such Contributed Asset) or (c) Buyer shall have been reasonably satisfied that any such Permits, consents, approvals or waivers will be obtained subsequent to the Closing without undue difficulty or expense to Newco and will not include requirements or conditions beyond the requirements and conditions included in Seller's Permits that could reasonably be expected to have a material adverse effect on Newco with respect to the Contributed Assets or the Business, provided that (i) to the extent not prohibited under applicable Regulations, Seller agrees to permit Newco to use Permits of Seller to operate the Business until Newco has received all such Permits provided that Buyer shall indemnify Seller for any Damages (as defined in Section 10.4(a)) incurred by Seller arising out of such use and (ii) Seller shall take no action that will cause any of such Permits to be revoked or terminated prior to Newco's receipt of such Permits. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the acquisition contemplated hereby. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

   8.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, Buyer Sub 1, Newco, the Contributed Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Newco to own, operate, possess or transfer the Contributed Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Seller Common Units or the contribution of the Contributed Assets contemplated hereby illegal or otherwise prohibited.

   8.4 OPINION OF COUNSEL. Seller shall have delivered to Buyer and Buyer Sub 1 an opinion of counsel to Seller, dated as of the Closing Date in form and substance reasonably satisfactory to Buyer.

   8.5 CERTIFICATES. Seller shall furnish Buyer and Buyer Sub 1 with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer and Buyer Sub 1.

   8.6 CORPORATE DOCUMENTS. Buyer and Buyer Sub 1 shall have received from Seller resolutions adopted by the Executive Committee of Seller approving this Agreement and the transactions contemplated hereby.

   8.7 CONVEYANCING DOCUMENTS; RELEASE OF ENCUMBRANCES. Seller shall have executed and delivered each of the documents described in Section 3.2 hereof and such other documents as shall be sufficient to effect the contribution and assignment to Newco of the Contributed Assets and the transfer to Buyer Sub 1 of the Seller Common Units in the manner contemplated by this Agreement and Seller shall have filed (where necessary) and delivered to Newco all documents necessary to release the Contributed Assets from all Encumbrances other than Permitted Encumbrances (except as otherwise set forth herein), which documents shall be in form and substance reasonably satisfactory to Buyer's counsel.

   8.8 PRELIMINARY CLOSING BALANCE SHEET. Seller shall have prepared and delivered to Buyer and Buyer Sub 1 no later than five (5) days prior to Closing the Preliminary Closing Balance Sheet.

   8.9 ESCROW AGREEMENT AND INDEMNITY ESCROW AGREEMENT. Seller shall have executed and delivered the Escrow Agreement and the Indemnity Escrow Agreement, each in form and substance reasonably satisfactory to Buyer.

   8.10 SECTION 1060 ALLOCATION. Seller shall have executed a document to evidence its agreement as to the allocation of the Purchase Price among the classes of Contributed Assets for purposes of Section 1060 of the Code and to be bound by such agreement in connection with the filings by Buyer and Seller of their respective Forms 8594.

   8.11 SIMULTANEOUS PURCHASE OF NES COMMON UNITS. Buyer Sub 2 shall have simultaneously completed the acquisition of the NES Common Units on terms and conditions satisfactory to Buyer Sub 2 and NES pursuant to an agreement among Buyer, Buyer Sub 2 and NES dated as of the date hereof, including the following terms: the purchase price for the NES Common Units shall be $7,365,000 plus the amount specified in Section 4.2 of the Energy Contract, and the indemnity and survival provisions shall be similar to those set forth in Section 10.3 and
10.4 herein, except that the indemnity escrow amount shall be ten percent of the purchase price therein and the threshold amount therein for recovery from escrow shall be $85,000. The Energy Contract shall have been simultaneously terminated by NES and Seller. The Seller Common Units and the NES Common Units shall constitute all of the issued and outstanding Common Units of Newco.

   8.12 RESIGNATIONS AND MINUTE BOOK. The managers and officers of Newco shall have tendered their written resignations effective on the Closing Date and Buyer shall have received the minute book of Newco.


                                   ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

   9.1 RISK OF LOSS. From the date hereof through the Closing on the Closing Date, all risk of loss or damage to the property included in the Contributed Assets shall be borne by Seller, and thereafter shall be borne by Newco. If any material portion of the Contributed Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of discovery of such damage or destruction, the amount of insurance, if any, covering such Contributed Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) having Newco accept such Contributed Assets in their destroyed or damaged condition in which event Newco shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, and the full Purchase Price shall be paid for the Seller Common Units, (b) excluding such Contributed Assets from this Agreement, in which event the Purchase Price shall be reduced by an amount allocated to such Contributed Assets as mutually agreed between the parties or determined by appraisal of a third party mutually acceptable to the parties, or (c) terminating this Agreement in accordance with
Section 11.1. If Newco accepts such Contributed Assets, then after the Closing, any related insurance or other related proceeds shall belong, and shall be assigned to, Newco without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

   9.2 CONSENTS TO ASSIGNMENT. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Newco thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Newco would not receive all such rights, Seller will cooperate with Newco, in all reasonable respects, to provide to Newco the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement (at the expense of Newco) for the benefit of Newco of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise, and to permit Newco to enforce such rights at Newco's expense; provided, that Buyer shall indemnify Seller for any Damages (as defined in Section 10.4(a)) incurred by Seller resulting from any such enforcement action. Nothing in this Section 9.2 shall affect Buyer's right to terminate this Agreement under Sections 8.2 and 11.1 in the event that any consent or approval to the contribution to Newco of any Contributed Asset is not obtained.


                                   ARTICLE X

               ACTIONS BY SELLER AND BUYER, BUYER SUB 1 AND NEWCO
                               AFTER THE CLOSING

   10.1 COLLECTION OF ACCOUNTS RECEIVABLE AND LETTERS OF CREDIT. (a) At the Closing, Newco will acquire hereunder, and thereafter Newco or its designee shall have the right and authority to collect for Newco's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Contributed Assets, and Seller shall within five (5) business days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Newco any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Newco or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Contributed Assets. Seller will cooperate with Newco at its reasonable request, on and after the Closing Date, at no material cost to Seller, in endeavoring to effect the collection of accounts receivable owing to Seller which are to be contributed to Newco hereunder, and agrees that Newco shall have the right and authority to collect, for the account of Newco, all receivables and other items which are to be contributed to Newco as provided herein. Seller will, upon request from Newco, endorse any checks received on account of any such receivables or other items. Seller agrees that it will transfer or deliver to Newco, from time to time, any cash or other property that Seller may receive in respect of any claims, rebates, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any other character or any of the other Contributed Assets contributed to Newco hereunder.

            (b) Newco shall proceed diligently and in good faith to collect payment on all accounts receivable included in the Contributed Assets in accordance with Buyer's normal business practices, and apply all collections thereon to customer accounts on a first in, first out basis, except with respect to customer payments on disputed accounts where the customer otherwise designates application of the payment. In the event that Newco shall be unable to collect the aggregate amount of any of such accounts receivable by the one hundred and twentieth (120th) day after the Closing Date, Seller shall, within ten (10) days after receipt of notice from Newco specifying the accounts and unpaid balances, purchase such uncollected accounts receivable from Newco at a purchase price equal to their then unpaid balance, which purchase price, to the extent it does not exceed $40,000, shall be paid out of the Escrowed Funds referenced in Section 10.4(f) herein. Upon Seller's purchase of any such accounts receivable pursuant to this Section 10.1(b), Newco shall thereupon assign to Seller all remaining rights in and to said accounts receivable, free and clear of all Encumbrances, and Seller may take any action which it deems necessary or appropriate to collect the balance thereof, at Seller's cost and expense.

   10.2     BOOKS AND RECORDS; TAX MATTERS.

            (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (with, at most, minor disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such Books and Records, information or employees. On or prior to April 30, 1997, Seller will provide Buyer Sub 1 with a complete listing of the tax basis of each of the Contributed Assets as of the Closing Date with sufficient detail to enable Buyer Sub 1 and Newco to prepare complete and accurate tax returns after the Closing. Seller agrees to provide to Buyer, at Seller's cost and expense, audited financial statements of Seller as of December 31, 1996, so as to enable Buyer and its Affiliates to timely comply with applicable federal securities laws, including, without limitation, the requirements of Item 7(b) of Form 8-K and Rule 3-05 of Regulation S-X, both promulgated pursuant to the Securities Exchange Act of 1934, as amended. All information received pursuant to this Section 10.2(a) shall be subject to the terms of Section 11.11 herein.

            (b) Cooperation and Records Retention. Seller, Buyer, Buyer Sub 1 and Newco shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes or necessary for the calculation of the Closing Working Capital, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer, Buyer Sub 1, Newco and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

   10.3 SURVIVAL OF REPRESENTATIONS, ETC. Except as provided in the last sentence of this Section 10.3, all of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) two years following the Closing, except that Newco's assumption of Liabilities set forth in Section 2.2 and the Assumption Document shall survive without limitation as to time. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. Notwithstanding the foregoing, the representations and warranties of Seller contained in Section 4.20 in this Agreement and the representations and warranties as to title contained in Sections 4.4, 4.5, 4.21, 4.23 and 4.24 in this Agreement shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) five years following the Closing.

   10.4     INDEMNIFICATIONS.

            (a) By Seller. Seller shall defend, indemnify and hold harmless Buyer, Buyer Sub 1 and Newco from and against any and all losses, damages, lawsuits, claims, demands and expenses (including without limitation, reasonable attorneys' fees incurred in the investigation, defense or settlement of any of the foregoing and court costs and other reasonable costs and expenses of litigation) (herein, "Damages") resulting from (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement;
(ii) any breach of any covenant or agreement made by Seller in this Agreement;
(iii) any lawsuit, claim, proceeding or other Action that has been brought against Seller prior to the Closing existing at or prior to the Closing or any lawsuit, claim, proceeding or other Action involving an injury or damage (or an allegation of an injury or damage) to individual persons or to the property of others brought against Buyer subsequent to the Closing caused by events, acts or omissions relating to the Contributed Assets, the Excluded Assets or the Business occurring prior to the Closing, (iv) any income Tax arising out of or resulting from the contribution to Newco of the Contributed Assets, the assumption by Newco of the Assumed Liabilities or the transfer to Buyer Sub 1 of the Seller Common Units pursuant to this Agreement, or arising out of or resulting from the operation of the Business prior to the Closing; (v) any failure to comply with the Bulk Sales Act or similar statute in any applicable jurisdiction; (vi) product liability or product defect claims relating to products sold by Seller and delivered prior to the Closing; and (vii) claims arising under or relating to the Paper Contract (whether in contract or tort); or (viii) Seller's failure to provide to its employees any notice or communication required by the WARN Act or Seller's failure to provide such notice or communication at least sixty days prior to the Closing. Any claim for indemnification under this Section 10.4(a) shall be brought no later than two years following the Closing, except that the limitation for a claim based on a breach of the representations and warranties contained in Section 4.20 and the representations and warranties as to title contained in Sections 4.4, 4.5, 4.21, 4.23 and 4.24 shall be five years.

            (b) By Buyer. Buyer shall indemnify and hold harmless Seller from and against any and all Damages resulting from (i) any breach of any representation or warranty made by Buyer or Buyer Sub 1 in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer, Buyer Sub 1 or Newco in or pursuant to this Agreement; or (iii) from and after the Closing, any

Assumed Liability and any other Liability incurred by Buyer, Buyer Sub 1 or Newco arising out of events occurring subsequent to the Closing relating to the Business or the Contributed Assets. Any claim for indemnification under this
Section 10.4(b) shall be brought no later than two years following the Closing, except that there shall be no limitation as to time for any claim under Section 10.4(b)(iii).

            (c) Cooperation. With respect to any claims by any third party that gives rise to or could give rise to indemnification hereunder, the indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

            (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 10.3, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. With respect to any claim by a third party that gives rise to or could give rise to indemnification hereunder, if any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). After such notice, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense (provided, that the indemnified party agrees to repay such expenses if it is ultimately determined that such indemnified party was not entitled to indemnification), (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled to a single separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement, and the indemnifying party shall have the option to assume control of such defense. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

            (e)     Brokers and Finders.  Pursuant to the provisions of this
Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby. Buyer and Seller acknowledge that Seller has engaged the firm of Donaldson, Lufkin & Jenrette Securities Corporation in connection with the transactions contemplated by this Agreement, and Seller shall be responsible for any fees or expenses of such firm.

            (f) Limitations. Except as provided in the next sentence of this Section 10.4(f), neither Buyer nor Seller shall be liable to the other under this Section 10.4 for any Damages until the aggregate amount otherwise due the party being indemnified (and for such purpose, Buyer, Buyer Sub 1 and Newco shall collectively be considered one party) exceeds an accumulated total of Five-Hundred-Thousand Dollars ($500,000) and only for such Damages that exceed such amount. The foregoing limitation shall not apply to any claim of indemnification by Buyer under Sections 10.1, 10.2, 10.4(a)(v), 10.4(a)(vii), 10.4(a)(viii), 10.4(e), 10.6, 10.7 (but only as Section 10.7 applies to any Damages associated with respect to seeking and obtaining specific performance), or 11.7 of this Agreement or by Seller under Sections 2.7, 6.1, 6.4, 8.2, 9.2, 10.2, 10.4(e), 10.7 (but only as Section 10.7 applies to any Damages associated with respect to seeking and obtaining specific performance), or 11.7 of this Agreement, and any amounts recovered by Buyer or Seller thereunder shall not be counted against such respective party's threshold amount. Buyer's, Buyer Sub 1's and Newco's sole recourse against Seller for indemnity under this Agreement shall be to recover against the Escrowed Funds as defined in the Indemnity Escrow Agreement (which Escrowed Funds shall be in an amount equal to ten percent of the Purchase Price, and shall be paid on the Closing Date by Buyer Sub 1 into the escrow account to be established pursuant to the Indemnity Escrow Agreement), and Seller shall have no liability to Buyer, Buyer Sub 1 or Newco in excess of such Escrowed Funds.

            (g) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

   10.5 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Contributed Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, each of Buyer, Buyer Sub 1 and Newco waives any requirements for compliance with any or all of such laws.

   10.6 TAXES. Subject to Section 2.7, Seller shall pay, or cause to be paid, when due all Taxes, other than Taxes that are Assumed Liabilities, for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

   10.7 INDEMNIFICATION AS EXCLUSIVE REMEDY. With respect to any matter as to which indemnification is provided pursuant to this Article X, such indemnification shall be the sole remedy available to the indemnified party, except that to the extent available under applicable law, each party hereto may seek specific performance by the other party hereto of its obligations under this Agreement and/or injunctive relief against the other party's activities, actions, or inactions in breach of this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

   11.1     TERMINATION.

            (a) Termination. This Agreement may be terminated at any time prior to Closing:

                    (i) By mutual written consent of Buyer, Buyer Sub 1 and Seller;

                    (ii) By Buyer, Buyer Sub 1 or Seller if the Closing shall not have occurred on or before February 27, 1997 (or such later date as contemplated by Section 7.10); provided however, that this provision shall not be available to Buyer or Buyer Sub 1 if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1(a), and this provision shall not be available to Seller if Buyer or Buyer Sub 1 has the right to terminate this Agreement under clause (iii) of this Section 11.1(a);

                    (iii) By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer and Buyer Sub
1) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided, however, that neither Buyer nor Buyer Sub 1 may terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

                    (iv) By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer or Buyer Sub 1 pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided, however, that, Seller may not terminate this Agreement prior to the Closing Date if Buyer and Buyer Sub 1 have not had an adequate opportunity to cure such failure.

            (b) In the Event of Termination. In the event of termination of this Agreement:

                    (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                    (ii) The provisions of Section 11.11 shall continue in full force and effect; and

                    (iii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i) and (ii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

   11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, except that, subsequent to the Closing, each of Buyer Sub 1 and Newco may assign (whether by operation of law or otherwise) its rights and benefits hereunder (or any portion thereof) or delegate its obligations hereunder (or any portion thereof) to one or more of Buyer, Buyer Sub 1 and Newco. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise, except that, upon its formation, Newco shall be intended third-party beneficiary of this Agreement.

   11.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

            If to Seller, addressed to:

                    Eagle-Gypsum Products
                    740 Highway 6
                    Gypsum, CO 81637
                    Attention:  President
                    Telephone:  (970) 524-8110
                    Telecopier:  (970) 524-8140

            With a copy to:

                    Latham & Watkins
                    Sears Tower, Suite 5800
                    Chicago, Illinois  60606
                    Attention:  Stephen S. Bowen
                    Telephone:  (312) 876-7652
                    Telecopier:  (312) 993-9767

            If to Buyer or Buyer Sub 1, addressed to:

                    Centex American Gypsum Company or
                    Centex Eagle Gypsum Company (as applicable)
                    c/o Centex Construction Products, Inc.
                    3710 Rawlins, Suite 1600
                    Dallas, Texas  75219
                    Attn:  President
                    Telephone:  (214) 559-6507
                    Telecopier:  (214) 559-6554

            With a copy to:

                    Centex American Gypsum Company or
                    Centex Eagle Gypsum Company (as applicable)
                    c/o Centex Corporation
                    2728 N. Harwood St., 9th Floor
                    Dallas, Texas  75201-1516
                    Attn:  CXP Corporate Counsel
                    Telephone:  (214) 981-6742
                    Telecopier:  (214) 981-6855

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

   11.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Delaware (without reference to the choice of law provisions of Delaware law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

   11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all schedules hereto and other documents contemplated hereby, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, negotiations and discussions, of the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

   11.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   11.7 EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

   11.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

   11.9 TITLES; GENDER. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

   11.10 PUBLICITY. Neither Buyer, Buyer Sub 1 nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other party.

   11.11 CONFIDENTIALITY. The parties acknowledge that the transactions contemplated hereby are of a confidential nature and the terms hereof shall not be disclosed except to advisors and affiliates, or as required by law or the rules of the New York Stock Exchange, Inc., and will not make a public announcement regarding the transaction except as provided in Section 11.10. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to lenders, advisors and affiliates in connection with the transactions contemplated hereby. Seller, at a time and in a manner which it reasonably determines, may make statements to employees, suppliers and customers regarding the subject transaction. In the event of the termination of this Agreement, each party will keep confidential and not use any such confidential information relating to the other party, unless such information is now or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

   11.12 CUMULATIVE REMEDIES. Except as provided otherwise in Section 10.7, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.


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
            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                           BUYER:

                           CENTEX AMERICAN GYPSUM COMPANY



                           By:   /s/  Arthur R. Zunker, Jr.
                              --------------------------------------------------
                           Name:  Arthur R. Zunker, Jr.
                                ------------------------------------------------
                           Its:  Senior Vice President and Treasurer
                               -------------------------------------------------



                           BUYER SUB 1:

                           CENTEX EAGLE GYPSUM COMPANY



                           By:  /s/  Arthur R. Zunker, Jr.
                              --------------------------------------------------
                           Name:  Arthur R. Zunker, Jr.
                                ------------------------------------------------
                           Its:  Senior Vice President and Treasurer
                               -------------------------------------------------


                           SELLER:

                           EAGLE-GYPSUM PRODUCTS


                           By:      Eagle Investment Group Limited
                                    Partnership, an Illinois limited
                                    partnership, one of its two joint
                                    venturers


                                    By:     Rockwood & Co. (Delaware)

                                    Its:    managing general partner


                                             By:  /s/ Mark S. Hoplamazian
                                                --------------------------------
                                             Name:  Mark S. Hoplamazian
                                                  ------------------------------
                                             Its:  Vice President
                                                 -------------------------------





                                       38